Exhibit 99.2
                                    News
                                 Release
                                                 Vectren Corporation
                                                 One Vectren Square
                                                 Evansville, IN 47708

March 31, 2011
FOR IMMEDIATE RELEASE
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor contact: Robert Goocher, (812) 491-4080 or rgoocher@vectren.com

Vectren acquires Minnesota Limited, Inc.,
strengthens infrastructure services business segment

Evansville, Ind. – Vectren Corporation (Vectren, NYSE: VVC) acquired Minnesota Limited, Inc., today in a strategic move to grow Vectren’s infrastructure services business segment. Minnesota Limited will join wholly owned subsidiary Miller Pipeline in Vectren’s infrastructure services group. One of the Midwest’s largest contractors serving the natural gas and petroleum industry, Minnesota Limited has been in operation since 1966 as a specialty contractor focusing on transmission pipeline construction and maintenance; pump station, compressor station, terminal and refinery construction; gas distribution; and hydrostatic testing.

“The acquisition is part of Vectren’s strategy to strengthen our position as a leader in the underground construction industry,” said Carl Chapman, Vectren’s president and CEO. “We believe this area is well positioned for growth given the need for new pipeline infrastructure to support the rapid development of new sources of natural gas found in shale formations and the need to upgrade our nation’s aging pipelines, including gas, oil, water and wastewater.”

Minnesota Limited, headquartered in Big Lake, Minn., has approximately 500 employees and is licensed to operate in about 40 U.S. states. The majority of Minnesota Limited’s customers have historically been located in the northern Midwest region. The company saw 2010 revenues of $110 million and is expected to add to Vectren’s earnings in the first year.

Miller Pipeline, headquartered in Indianapolis, Ind., has experienced a steadily expanding geographic footprint through organic growth and small regional acquisitions over the past five years. With 2010 revenues of approximately $235 million, the company employs more than 1,700 construction professionals working throughout 24 facilities in the eastern half of the United States. Through the acquisition, Miller Pipeline and Minnesota Limited will gain an expanded service territory with little customer or geographic overlap, resources to compete for larger projects and a more diverse revenue stream within the construction markets served.

“We believe this acquisition will allow our companies to work together to harness synergies and explore additional opportunities to better serve current and future market segments with a more comprehensive portfolio of services,” said Doug Banning, CEO of Miller Pipeline, who also oversees Vectren’s infrastructure services group. “Minnesota Limited and Miller Pipeline share a common history beginning as family-owned and operated companies, and have built our successes around a culture that values employees, safety, quality, integrity and superior customer satisfaction. Remaining committed to these values, we believe we can provide the most thoughtful and comprehensive solutions to address some of the nation’s critical infrastructure needs.”

Minnesota Limited’s management team is expected to remain in place, as will the company’s Minnesota headquarters.

“We’re looking forward to joining the Vectren and Miller Pipeline teams and believe our services will complement Miller Pipeline’s in providing customers with expanded expertise in underground construction,” said Christopher Leines, CEO of Minnesota Limited. “Furthermore, this partnership provides a platform for long-term success and growth for our company and employees.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

About Miller Pipeline
Headquartered in Indianapolis, Ind., Miller Pipeline is one of the nation's premier contractors for natural gas, liquids, water and wastewater pipelines with more than 55 years of experience in the construction industry. Established as a private company in 1953, Miller Pipeline is now wholly owned by Vectren Corporation. Miller Pipeline provides quality construction, maintenance, and rehabilitation products and services to natural gas utilities, municipal water and wastewater utilities, pipelines and industrial customers throughout North America. Learn more about Miller Pipeline at http://www.millerpipeline.com.

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